Exhibit 99.1

MEDCATH CONTACT:
O. Edwin French	Jeff Hinton
President/Chief Executive Officer	Chief Financial Officer
(704) 708-6600	(704) 708-6600
MEDCATH CORPORATION REPORTS FIRST QUARTER EARNINGS
     CHARLOTTE, N.C., Feb. 4, 2009 — MedCath Corporation (Nasdaq: MDTH), a healthcare provider focused on high acuity healthcare services, predominately the diagnosis and treatment of cardiovascular disease, today announced its operating results for its first quarter of fiscal 2009, which ended December 31, 2008.
Highlights
•	Net revenue up 4.4% compared with first quarter of fiscal 2008

•	Adjusted EBITDA of $17.2 million

•	Operating cash flow from continuing operations of $18.2 million

•	EPS from continuing operations of ($0.08); or $0.18, excluding loss on debt refinancing, pre-opening expenses and share-based compensation expense
First Quarter 2009 Results
     MedCath’s reported net revenue increased 4.4% to $153.1 million in the first quarter of fiscal 2009 from $146.7 million in the first quarter of fiscal 2008. Income from operations decreased to $7.9 million from $9.5 million in the first quarter of fiscal 2008 and Adjusted EBITDA decreased to $17.2 million from $21.0 million in the same period of the prior year. MedCath’s income (loss) from continuing operations was ($1.6) million, or ($0.08) per diluted share, in the first quarter of fiscal 2009 compared to $2.3 million, or $0.11 per diluted share, in the first quarter of fiscal 2008.

     MedCath’s operating results for the first quarter of fiscal 2009 include a $7.0 million, or $0.23 per diluted share, decrease in income from continuing operations related to loss on early extinguishment of debt incurred from the company’s entering into a new credit facility in November 2008 and the repurchase of all of the company’s outstanding 9 7/8% Senior Notes in December 2008. MedCath anticipates that the repurchase of the Senior Notes will be $0.19 accretive to its annual earnings per share.
     Adjusted EBITDA in this release does not include share-based compensation or pre-opening expenses, but these items are included as a component of income from continuing operations. Share-based compensation expense totaled $1.0 million in the first quarter of fiscal 2009, or $0.03 per diluted share, compared with a $3.7 million expense, or $0.12 per diluted share, in the first quarter of fiscal 2008. Pre-opening expenses totaled $0.2 million in the first quarter of fiscal 2009, compared with $0.3 million in the first quarter of fiscal 2008.
     As shown below, EPS for the quarter, adjusted for loss on debt refinance, share-based compensation expense and pre-opening expenses totaled $0.18 for the quarter:

EPS from continuing operations	$(0.08)
Adjustments (net of tax effect)
Pre-opening expenses	$0.01
Share-based compensation expense	$0.03
Loss on Debt Refinancing	$0.22

EPS, adjusted for above items	$0.18
     During the first quarter of fiscal 2009, MedCath divested the 51.0% ownership interest in a joint venture held in its MedCath Partners Division. MedCath received approximately $6.9 million in cash consideration for its ownership interest in the joint venture and recognized a $4.0 million gain in income from discontinued operations, net of taxes. The joint venture had net revenue of $2.6 million, Adjusted EBITDA of $0.7 million, net income of $0.2 million and earnings per share of $0.01 for the fiscal quarter ended December 31, 2008. The operating results for this joint venture are included in MedCath’s discontinued operations for the first quarter of fiscal 2009.
     “We are pleased with our first quarter results and progress we’re making toward our strategic transformation and plans to diversify our services,” said Ed French, MedCath’s President and Chief Executive Officer. “We experienced solid sequential earnings growth and margin expansion; and our cash flow from operations was extremely strong. Our expansion plans continue to move forward as planned, and we look to add 149 beds during the next 10 months.”
Operating Statistics, Cash Flow and Capital Expenditures
     Same facility hospital admissions in the first quarter of fiscal 2009 were 6,757, down 5.5% compared with the first quarter of fiscal 2008. Adjusted admissions totaled 9,874, up 0.5% compared with the first quarter of fiscal 2008. Same facility hospital outpatient visits totaled 7,499 in the first quarter of fiscal 2009, up 16.3% in comparison with the first quarter of fiscal 2008.
     MedCath’s commercial admissions of 23.6% were unchanged from the year earlier period and the fourth quarter of fiscal 2008. Self-pay admissions equaled 2.2%

of total admissions in the first quarter of fiscal 2009, in comparison to 2.4% of total admissions in the first quarter of fiscal 2008. Total uncompensated care, which includes charity care plus bad debt expense, equaled 8.5% of hospital division net revenue before the deduction for charity care in the first quarter of fiscal 2009 compared to 9.2% in the first quarter of fiscal 2008 and 10.4% in the fourth quarter of fiscal 2008.
     Net cash provided by operating activities of continuing operations for the first quarter of fiscal 2009 was $18.2 million, which reflects the payment of approximately $2.5 million in interest expense from an earlier quarter in connection with the repurchase of the Senior Notes. Net cash provided by operating activities of continuing operations for the first quarter of fiscal 2008 was breakeven. Cash capital expenditures totaled $30.0 million and included $6.3 million related to maintenance expenditures and $23.7 million related to MedCath’s construction projects not opened.
Use of Non-GAAP Financial Measures
     This release contains measures of MedCath’s historical financial performance that are not calculated and presented in conformity with generally accepted accounting principles (“GAAP”), including Adjusted EBITDA. Adjusted EBITDA represents MedCath’s income from continuing operations before interest expense; interest and other income, net; income tax expense; depreciation; amortization; share-based compensation expense; pre-opening expenses; loss on disposal of property, equipment and other assets; loss on early extinguishment of debt; equity in net earnings of unconsolidated affiliates; and minority interest share of earnings of consolidated subsidiaries. MedCath’s management uses Adjusted EBITDA to measure the performance of the company’s various operating entities, to compare actual results to historical and budgeted results, and to make capital allocation decisions. Management provides Adjusted EBITDA to investors to assist them in performing their analyses of MedCath’s historical operating results. Further, management believes that many investors in MedCath also invest in, or have knowledge of, other healthcare companies that use Adjusted EBITDA as a financial performance measure. Because Adjusted EBITDA is a non-GAAP measure, Adjusted EBITDA, as defined above, may not be comparable to other similarly titled measures of other companies. MedCath has included a supplemental schedule with the financial statements that accompanies this press release that reconciles historical Adjusted EBITDA to MedCath’s income from continuing operations.
     Management will discuss and answer questions regarding MedCath’s quarterly results Thursday, February 5, 2009, during a 10 a.m. ET conference call. In the United States, you may participate by dialing (877) 697-5351. International callers should dial (706) 634-0602. The conference ID for both domestic and international callers is 82073996. A live web cast will also be available on the company’s web site, www.medcath.com. This information will be available on the web site on or immediately following the conference call for 30 days. A recorded replay of the call will be available until 11:59 p.m. ET, March 5, 2009. To access the replay, domestic callers should dial (800) 642-1687 and international callers should dial (706) 645-9291. The archived conference ID is 82073996. This press release and the financial information included therewith will be accessible on the web, by going to www.medcath.com, “Investor Relations,” then clicking on “News.”

     MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused on high acuity services with the diagnosis and treatment of cardiovascular disease being a primary service offering. MedCath owns an interest in and operates nine hospitals with a total of 676 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, South Dakota, and Texas. MedCath is in the process of developing its tenth hospital, which is anticipated to open in fall 2009, in Kingman, Ariz. In addition, MedCath and its subsidiary MedCath Partners provide services in diagnostic and therapeutic facilities in various states.
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     Parts of this announcement contain forward-looking statements that involve risks and uncertainties. Although management believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic, regulatory and competitive uncertainties and contingencies that are difficult or impossible to predict accurately and are beyond our control including, but not limited to, enactment of changes in federal law that would limit physician hospital ownership. Actual results could differ materially from those projected in these forward-looking statements. We do not assume any obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy. The preparation of MedCath’s first quarter operating results requires management to make estimates and assumptions that affect reported amounts of revenues and expenses. There is a reasonable possibility that actual results may vary significantly from those estimates.
     These various risks and uncertainties are described in detail in “Risk Factors” in MedCath’s Annual Report or Form 10-K for the year ended September 30, 2008 filed with the Securities and Exchange Commission on December 15, 2008. Copies of this form including exhibits are available on the internet site of the Securities and Exchange Commission at http://www.sec.gov.